Exhibit 10.1

AGREEMENT, GENERAL RELEASE AND CONFIDENTIALITY STATEMENT

This AGREEMENT, GENERAL RELEASE AND CONFIDENTIALITY STATEMENT (this “Agreement”) is made and entered into as of the 11th day of May, 2009, by and among API Nanotronics Corp., a Delaware corporation and API ELECTRONICS, INC., a Delaware corporation (collectively, “API”), and THOMAS W. MILLS, SR. (“Employee”).

RECITALS:

A. Employee’s employment with API will end effective March 19, 2009 (the “Separation Date”).

B. Employee first received a copy of this Agreement on March 19, 2009 and received a copy of this version of the Agreement on April 28, 2009.

C. API enters into this Agreement based solely on Employee’s representation that this Agreement will resolve any and all claims Employee has or could have against API for any issue relating to his employment or the end of his employment with API and all affiliates of API and that Employee has waived any right to pursue any lawsuit against API with respect to his employment, the separation of that employment, or any other issue that arose prior to his execution of this Agreement.

D. In an effort to end the employment relationship on an amicable basis, and in consideration of the mutual covenants, promises, and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Parties hereby agree as follows:

AGREEMENT:

1. Definition. Throughout this Agreement, the term “API” shall encompass the following:

(a) API, as well as any division thereof, parent, subsidiary, affiliated entity, or related entity, predecessors, successors and assigns of any of the foregoing; and

(b) Any current or former officer, director, trustee, agent, employee, shareholder, representative, insurer, or employee benefit or welfare program or plan (including administrators, trustees, fiduciaries, and insurers of such program or plan) of an entity referenced in or encompassed by Subparagraph 1(a).

2. Resignations; Future Employment. Employee hereby resigns from his position as an officer of API, including without limitation, as President and Chief Operating Officer for API Nanotronics Corp., a member of API’s Board of Directors and all other officer positions and directorships he held with API, effective as of the Separation Date. All authority granted Employee by API shall be revoked as of the Separation Date. At API’s request, Employee shall execute any and all documents necessary to confirm Employee’s resignation from API. Employee’s employment with API shall end on the Separation Date. Employee agrees that as a condition of this Agreement, Employee will not seek reemployment with API at any time and should Employee apply in the future, his application for employment will not be considered by API and will be null and void. Employee acknowledges that promptly after the Separation Date API is required to issue a press release announcing Employee’s resignation and promptly after the Effective Date API is required to issued a press release with respect to this Agreement. Employee also acknowledges that API shall make such filings with the United States Securities and Exchange Commission with respect to Employee’s resignation and this Agreement as required by law and as it deems appropriate.

3. Severance Payment and Other Consideration. API, in consideration for the promises contained herein, agrees as follows:

(a) API will continue to pay Employee’s weekly salary of two thousand four hundred three and 85/100 ($2403.85) (less withholdings and deductions required by law) for fifty-two (52) weekly pay periods (the “Severance Period”), payable to Employee via direct deposit on API’s regular paydays. Such payments shall begin within 14 days after the Effective Date. The payments due to Employee pursuant to this Section 3(a) cannot be offset by amounts due from Employee to API pursuant to any cause of action or claim, except as set forth in Section 9(d) and 10(h).

(b) API and Employee agree that no amounts are due to Employee for accrued and unpaid vacation as of the Separation Date.

(c) API will pay the monthly lease payments of $652.00 due under Employee’s car lease with Smithtown Motors Corp. for a period of twelve months from the Separation Date.

(d) From the Separation Date until the Effective Date, and during the Severance Period, API shall continue Employee’s coverage under its medical and dental plans (the “Medical Plans”) at the same benefit level Employee received immediately prior to the Separation Date. Notwithstanding the foregoing, in no event will API pay for or continue Employee’s coverage under the Medical Plans during the Severance Period if Employee becomes eligible for coverage under another group health plan. After the Severance Period, Employee will no longer be covered by API’s Medical Plans. At that time, Employee will have any conversion rights available under the Medical Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”). The period during which Employee will be entitled to continuation coverage under COBRA shall begin on the day after the Severance Period. If Employee elects to continue coverage under the Medical Plans, Employee shall be responsible for the payment of premiums, as permitted by law. Employee agrees to immediately notify API in writing, if Employee becomes eligible for such coverage under another group health plan. Such notice shall be given to API Electronics Group Corp. c/o Filtran Ltd., 229 Colonnade Road, Nepean, Ontario K2E 7K3, Attn: Chief Financial Officer.

(e) From the Separation Date until the Effective Date, and during the Severance Period, API shall continue Employee’s coverage under its Short Term

Disability, Long Term Disability, Group Life Insurance and the Accidental Death and Dismemberment Plans (“Insurance Plans”). After the Severance Period, Employee will have any conversion rights available under the Insurance Plans.

(f) Employee shall not participate in the API Retirement Savings Plan after the Separation Date. Employee will be entitled to benefits earned and vested (if any) prior to the Separation Date pursuant to the applicable API Retirement Savings Plan provisions.

(g) Employee will not be eligible for a bonus for the Fiscal Year 2009 or anytime thereafter, or any portion thereof.

The payments described in this Section 3 reflect consideration provided to Employee over and above anything of value to which Employee is already entitled. In paying the amount specified in this Section 3, API makes no representation as to the tax consequences or liability arising from said payment. Moreover, the parties understand and agree that any tax consequences and/or liability arising from the payment to Employee shall be the sole responsibility of Employee. To this extent, Employee acknowledges and agrees that he will pay any and all federal, state and local income tax which may be determined to be due in connection with the payments described in this Section 3. Employee also agrees to indemnify API from all tax and/or other liability (including, but not limited to, fines, penalties, interest, and costs) arising from or relating to the payment described in this Section 3 and/or imposed by the Internal Revenue Service, the State of New York, or any other taxing agency or tribunal as a result of API’s failure to withhold taxes on the payments described in this Section 3 or any portion thereof.

Employee acknowledges and agrees that the consideration and sums included in this Section 3 are the maximum sums ever to be due to Employee from API, and he hereby relinquishes and waives any rights to other forms of payment or benefits under any other agreement between Employee and API, whether written, oral, express or implied.

(h) Employee shall be entitled to keep desk, credenza and three matching chairs that formerly belonged to the former owner of Solid State Power. Employee shall arrange to pick-up said items, within seven (7) days of the Effective Date (as defined below)

(i) API shall pay Employee $35,000 in full and complete satisfaction of all claims of Employee to shares of common stock of API or any other securities of API. Such amount shall be paid to employee by check and sent to Employee by API on the day following the Effective Date.

4. General Release and Waiver from Employee. In consideration for the payments reflected in Section 3, Employee (for himself, his agents, assigns, heirs, executors, and administrators) hereby releases and discharges API from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Employee executes this Agreement, and waives all claims relating to, arising out of, or in any way connected with his employment with or termination of employment from API including, without limitation, any claim, demand, action, cause of action, including money damages and claims for attorneys’ fees, based on but not limited to:

(a) The Age Discrimination in Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621, et seq.;

(b) The Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.;

(c) The Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701, et seq.;

(d) The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.;

(e) The Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981;

(f) The Employee Retirement Security Act of 1973, 29 U.S.C. § 1001, et seq.;

(g) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.;

(h) The Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq.;

(i) The Fair Labor Standards Act, 29 U.S.C. § 201 et seq;

(j) The New York Human Rights Law;

(k) The New York Civil Rights Law;

(l) The New York State Executive Law;

(m) The New York City Administrative Code;

(n) Any existing or potential entitlement under any API program or plan, including wages or other paid leave;

(o) Any existing or potential agreement, contract, representation, policy, procedure, or statement (whether any of the foregoing are express or implied, oral or written);

(p) Claims arising under any other federal, state or local fair employment practices law, disability benefits law, and any other employee or labor relations statute, executive order, law, ordinance, regulation or order and any duty or other employment-related obligation, including any claims arising from any other type of statute, executive order, law or ordinance,

(q) Claims arising from contract or public policy, as well as tort, tortious cause of conduct, breach of contract, intentional infliction of emotional distress, negligence, discrimination, harassment, and retaliation, together with all claims for monetary and equitable relief, punitive and compensatory relief and attorneys’ fees and costs; and

(r) The New York Constitution and/or the United States Constitution.

Employee understands and agrees that he is releasing API from any and all claims by which he is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Employee or on Employee’s behalf. Employee understands that this release expressly includes all claims that could have been raised in a federal, state, county or local court and that this release also includes all claims for attorneys’ fees and any other remedy that could have been sought in connection with any of the released claims. Notwithstanding the foregoing, this Agreement is not intended to operate as a waiver of any retirement or pension benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable plan. Nor shall this Agreement operate to waive or bar any claim or right which - may not by operation of law or regulation be waived or barred.

5. Release and Waiver from API. In consideration for the covenants and agreements of Employee set forth in this Agreement, API on behalf of itself and its affiliates, successors and assigns hereby releases and discharges Employee from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the date Employee executes this Agreement, and waives all claims relating to, arising out of, or in any way connected with Employee’s employment with or termination of employment from API, except that this release shall not include any claim, demand, action, or cause of action, known or unknown, arising out of any violation or alleged violation of law or any material violation or alleged material violation of a company policy of API or any of its affiliates, which arose at any time from the beginning of time to the date Employee executes this Agreement.

6. Mutual Disclaimer. Employee states under penalties of perjury that - at the time he executes this Agreement - Employee is not aware of any facts or incidents of wrongdoing, liability, harassment, discrimination or retaliation by API from the beginning of time up to the date Employee signs the Agreement. The parties further understand that the offer of severance creates no precedent for API in dealing with any future separations.

7. No Other Claims Pending. Employee represents and warrants that, with the possible exception of a claim for unemployment compensation, Employee has not filed or otherwise initiated any complaint, cause of action or claim against API based on events occurring prior to and including the date he executes this Agreement. Employee further represents and warrants that, as of the date he executes this Agreement, Employee is unaware of any outstanding complaints, causes of action or claims against API that involve or relate in any way to Employee.

8. Job References. Employee shall direct job references to API’s Corporate Director of Human Resources. Such references shall be limited to last position held and dates of employment.

9. Confidentiality.

(a) Employee recognizes and understands the importance of maintaining each and every term of this Agreement in a confidential manner, until such time as API is required to disclose such terms to the public (the “Disclosure Date”). Employee further understands that prior to the Disclosure Date confidentiality is a material and critical aspect of this Agreement and is of paramount concern to all involved. Until the Disclosure Date, Employee agrees as follows. Employee agrees to keep the terms of this Agreement confidential and will not disclose any information concerning it to anyone except his spouse, tax advisor, legal counsel, or anyone required by law to know the contents of the Agreement; provided, that Employee shall inform any of these specified persons that Employee is bound by a confidentiality covenant and prior to any such disclosure to any of such persons, require that such person agree to abide by the terms of such covenant and not disclose any information concerning the Agreement. Employee agrees that, in the event he is compelled by court order or process to disclose any terms of this Agreement, Employee shall immediately notify the undersigned representative of API in writing at least seven (7) days prior to the disclosure.

(b) Employee further agrees that he will not contact any employees or business associates of API, including but not limited to field representatives, independent sales representatives, or present or past customers of API, concerning his employment, the cessation of his employment, or any information contained within this Agreement.

(c) If asked about the terms of any severance, Employee agrees that he will decline comment and will make no comments or physical gestures indicating that he has recovered monetary sums from API. Employee also agrees that he has not (i) disclosed his efforts to seek additional severance or money with any current or former API employee, (ii) disclosed legal theories or allegations of discrimination or wrongdoing by API with any current or former API employee, or (iii) talked to or encouraged any current or former API employee about filing a lawsuit, cause of action or claim against API.

(d) Employee hereby agrees and declares that he, his agents, and anyone else he has told have not and will not violate any of the conditions of this Section 9. Employee understands that a violation of this Section 9 would cause irreparable harm to API in an amount incapable of precise determination. Accordingly, Employee agrees that in the event he, his agent, or anyone he has told violates this Section9 or any portion thereof, prior to the time Employee receives all of the payments set forth in Section 3 that are due to him, Employee will forfeit any right to any further payments. API shall be entitled to both temporary and permanent injunctive relief, without regard to any requirement for the posting of a bond or any other security by API in connection therewith, in addition to any other form of legal and equitable relief provided for in this Agreement or otherwise appropriate. Employee agrees that, in the event this provision is violated, the remainder of the Agreement shall remain in effect except that API will be relieved of any obligation to make further payment(s) set forth in Section 3.

10. Non-Disclosure/Return of Property/Non-Competition.

(a) Employee agrees that the information he obtained as a result of his position with API was sensitive, private, and/or confidential information. Employee agrees not to use or disclose (directly or indirectly) confidential, sensitive, or proprietary information concerning API obtained by him during his employment with API. For purposes of this Agreement, “Proprietary Information” includes, without limitation, all materials and information (whether written or not) about API’s current, prior, or prospective services or business activities, formulae, products, processes, research, plans, system designs, system applications, customers, affiliates, personnel, finances, purchasing, sales, marketing and markets, accounting, customer lists, business contracts, agreements, licenses, costs, pricing, profits, improvements, discoveries, software, business methods and formulas, inventions, and other business aspects of API (including, but not limited to, information concerning, relating to, or arising out of relationships with customers, independent sales agents, lenders, investors or other business affiliates), which are not generally known and accessible to the public at large or which provide API with a competitive advantage. Employee hereby agrees that: (i) he has kept and will keep all such information confidential; and (ii) he will not volunteer or disclose any such information to anyone without first obtaining express authorization to do so from the undersigned representative of API. Notwithstanding the foregoing, nothing in this Agreement shall be intended to limit Employee’s ability to provide information to legal counsel for API or pursuant to a court order. Moreover, this Section 10 shall not encompass or apply to information which is in the public domain, which becomes part of the public domain through no act, omission, or fault of Employee.

(b) By signing this Agreement, Employee agrees that he has not disclosed or used information in violation of this provision and that he will not do so in the future. API does not intend to limit Employee in any way from seeking employment or conducting business so long as Employee does not use or disclose the proprietary information covered by this Section 10 and so long as Employee does not violate any other provision contained within this Agreement. Employee certifies and declares that he already has returned or shall return to the custody of API all Proprietary Information, company property (including without limitation any laptop computer, cellular telephone, and Blackberry or similar devices) and Company Documents - as well as any copies of Proprietary Information, company property, and Company Documents - in his possession by the Separation Date. The phrase “Company Documents” is defined to include any writings, documents, contracts, records, files, tape recordings, correspondence, photographs, communications, summaries, data, notes, memoranda, diskettes, business plans, price books, or any other source containing information which relates to or references API and which was provided by API or obtained as a result of Employee’s relationship/employment with API.

(c) During the one (1) year period following the Separation Date (the “Restricted Period”), Employee will not, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(i) engage in any business that competes with the businesses of API or its affiliates (including, without limitation, businesses which API or its affiliates have specific plans to conduct in the future and in connection with which API and/or its affiliates have expended more than nominal time and/or capital and as to which plans Employee is aware) in any geographical area in which API or its affiliates produces, manufactures, sells, leases, rents, licenses or otherwise provides its products or services, (a “Competitive Business”);

(ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between API or any of its affiliates and customers, clients, contractors, managers, consultants, suppliers or investors of API or its affiliates.

(d) Notwithstanding anything to the contrary in this Agreement, Employee may, directly or indirectly, own, solely as an investment, securities of any Person engaged a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Employee (1) is not a controlling person of, or a member of a group which controls, such person and (2) does not, directly or indirectly, own 5% or more of any class of securities of such Person. Furthermore, nothing herein shall prevent Employee from remaining in the electronics business and soliciting customers in the electronics industry so long as Employee is not participating in or soliciting on behalf of a Competing Business.

(e) Employee will not make any legally impermissible statements or representations that disparage, demean, or impugn API, including without limitation any legally impermissible statements impugning the personal or professional character of any current or former director, officer, or employee of API; and

(f) During the one (1) year period following the Separation Date neither Employee nor any business in which Employee may engage or participate will (A) knowingly hire, solicit for hire or attempt to hire any employee of API, or (B) encourage any employee of API to terminate such employment. For purposes of the Agreement, “Employee” means current employee as well as anyone employed by API within the six (6) month period prior to the Separation Date; provided, that this provision shall not preclude Employee or any business in which Employee may engage or participate from soliciting any such employee by means of or hiring any such employee who responds to a public announcement placed by the business as long as Employee otherwise complies with the provisions of the Section 10(e).

(g) Employee will not directly or indirectly seek to cause any person or organization to discontinue or limit its or their current relationship with API.

(h) Employee hereby agrees and declares that he, his agents, and anyone else he has told have not and will not violate any of the conditions of this Section 10. Employee understands that a violation of this Section 10 would cause irreparable harm to API in an amount incapable of precise determination. Accordingly, Employee agrees that in the event he, his agent, or anyone he has told violates this Section 10 or any portion thereof, prior to the time Employee receives all of the payments set forth in Section 3 that are due to him, Employee will forfeit any right to any further payments. API shall be entitled to both temporary and permanent injunctive relief, without regard to any requirement for the posting of a bond or any other security by API in connection therewith, in addition to any other form of legal and equitable relief provided for in this Agreement or otherwise appropriate. Employee agrees that, in the event this provision is violated, the remainder of the Agreement shall remain in effect, except that API will be relieved of any obligation to make further payment(s) set forth in Section 3.

11. Successors. This Agreement shall apply to Employee, as well as to his heirs, executors, administrators, and agents. This Agreement also shall apply to, and inure to the benefit of API.

12. Severability. The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. However, the provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any provision be held unenforceable for any reason, then such provision shall be enforced to the maximum extent permitted by law.

13. Applicable Law. This Agreement shall be interpreted, enforced, and governed under the laws of the State of New York.

14. Future Assistance. In partial exchange for the severance package, Employee agrees that he will cooperate and make himself reasonably available to current API personnel in the event Employee’s assistance is needed to locate, understand, or clarify work previously performed by Employee or other work-related issues relating to Employee’s employment. Employee also agrees that he will cooperate, assist, and make himself reasonably available to API personnel or API agents on an as-needed basis in order to respond to or address any complaint or issue raised by any person or entity that does/did business with API or is/was associated with API in any way. Finally, Employee agrees that he will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or otherwise if requested by current API personnel. API will strive to keep the need for future assistance to a minimum, and will reimburse Employee for reasonable out-of-pocket expenses, including, without limitation, travel expenses, incurred as a result of Employee’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

15. Nonwaiver. The waiver by API of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

16. Jurisdiction. Any action regarding this Agreement or otherwise brought against API by Employee, Employee’s agents, assigns, heirs, administrators, or executors, or by his attorney, shall be maintained in a state or federal court in Suffolk County, New York. By signing this Agreement, Employee expressly consents to personal jurisdiction in New York. Both parties waive the right to a jury trial.

17. Knowledge and Understanding. Employee acknowledges that neither Employee nor his agents have disclosed information in violation of Sections 9 or 10 and will not do so in the future. Employee further acknowledges that, in accordance with the ADEA and in compliance with the Older Workers Benefit Protection Act, Employee:

(a) Has been, and is hereby, advised to consult with an attorney prior to executing this Agreement and has had the opportunity to do so;

(b) Is receiving consideration under this Agreement which is grater in kind and amount than that to which Employee would otherwise be entitled;

(c) Has been given a period of twenty-one (21) days within which to consider this Agreement, which allows Employee to make a knowing, voluntary, and fully informed decision;

(d) Has availed himself of all opportunities Employee deems necessary to make a voluntary, knowing, and fully informed decision; and

(e) Is fully aware of his rights, and has carefully read and fully understands all provisions of this Agreement before signing.

18. Effective Date. This Agreement may only be accepted during the twenty-one (21) day period after Employee receives this Agreement. In the event Employee executes this Agreement within the twenty-one (21) days following his receipt of this Agreement (“Twenty-One Day-Period”), he shall have an additional period of seven (7) days to revoke the Agreement. Any revocation shall be in writing and addressed/delivered to the attention of API Electronics Group Corp. c/o Filtran Ltd., 229 Colonnade Road, Nepean, Ontario K2E 7K3, Attn: Chief Financial Officer. This Agreement shall not become effective, therefore, and none of the payments set forth in this Agreement shall become due until Employee has executed the Agreement and the seven-day revocation period has expired without revocation being exercised (the “Effective Date”), except that API shall continue Employee’s current benefits under the Medical Plans and the Insurance Plans from the Separation Date until the Effective Date.

19. Complete Agreement. This Agreement sets forth the complete agreement between the parties relating to the subjects herein. Employee acknowledges and agrees that, in executing this Agreement, Employee does not rely and has not relied upon any representations or statements not set forth herein made by API with regard to the subject matter, basis, or effect of this Agreement or otherwise. Notwithstanding the foregoing, nothing in this Agreement is intended to nor shall limit, supersede, nullify, or affect any other duty or responsibility Employee may have or owe to API by virtue of any separate agreement or obligation.

20. Recitals. The recitals to this Agreement are hereby incorporated into this Agreement and made a part hereof.

21. Affiliate. As used in this Agreement, an “affiliate” of a person shall mean any person controlling, controlled by or under common control with such person.

- Remainder of Page Intentionally Left Blank; Signature Page Follows -

BY SIGNING THIS RELEASE, I STATE THAT: I HAVE READ IT; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AGREE TO ALL THE TERMS CONTAINED WITHIN THE AGREEMENT; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT AND HAVE HAD THE OPPORTUNITY TO DO SO; I HAVE CONSULTED WITH MY ATTORNEY BEFORE SIGNING IT; I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

AGREED TO BY:

“Employee”		“API”

API NANOTRONICS CORP.

/s/ Thomas W. Mills, Sr.		By:	/s/ Stephen Pudles
Thomas W. Mills, Sr.		Printed Name:	Stephen Pudles
Dated:	5/4/09	Its:	CEO
		Dated:	5-11-09

API ELECTRONICS, INC.

		By:	/s/ Stephen Pudles
		Printed Name:	Stephen Pudles
		Its:	CEO
		Dated:	5-11-09